UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2022

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

(682) 605-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	SABR	The Nasdaq Stock Market LLC
6.50% Series A Mandatory Convertible Preferred Stock	SABRP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2022, Sabre Corporation (“Sabre”) announced that that Karl Peterson will retire as Chairman of the Board and that Sean Menke has been elected Chair of the Board and Chief Executive Officer, each effective as of April 28, 2022. Mr. Peterson’s retirement as Chairman of the Board does not affect his position as a director of Sabre. Sabre also announced that Gregg Saretsky has been elected as independent Lead Director, effective as of April 28, 2022, with the duties set forth in Sabre’s Corporate Governance Guidelines. The Board of Directors (the “Board”) has approved an amendment to Sabre’s non-employee director compensation program to provide for an additional annual cash retainer for the Lead Director in the amount of $50,000, effective April 28, 2022.

In addition, on March 8, 2022, Sabre announced that Gary Kusin will retire from the Board, as well as from all Board committees on which he sits, immediately prior to Sabre’s Annual Meeting of Stockholders, to be held on April 27, 2022. His decision to retire is not the result of any disagreement with Sabre or its management with respect to any matter relating to Sabre’s operations, policies or practices. The size of the Board will be reduced to ten directors, effective upon his retirement from the Board.

A copy of the press release announcing these items is included as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated March 8, 2022.

104	Cover Page Interactive Data File—formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: March 8, 2022	By:	/s/ Doug Barnett
	Name: Title:	Doug Barnett
Executive Vice President and Chief Financial Officer